For Immediate Release:  Financial and Business Editor . . . May 8, 2006

The Bank Holdings Reports First Quarter Results

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced its results of operations and continued growth for the quarter ended March 30, 2006. Net income of $71,000 was reported for the first quarter as compared to $177,000 for the same period of 2005. The decrease in reported earnings as compared to the first quarter of 2005 is attributed to a 90% increase in salaries and benefits which includes the costs of implementing FASB 123®, an increase of 121% in the provision for loan losses, and the costs associated with the acquisition of two “1031” exchange companies.

Primary earnings variances as noted above for the periods reported are noted as follows: 1) salaries and employee benefits costs of $1.5 million for the first quarter of 2006, an increase of $714 thousand or 90% from the $795 thousand reported for the first quarter of 2005. This is attributable to the opening of one new bank branch office and two new “1031” offices, staffed by fourteen additional personnel. Approximately 20% of this increase is solely due to the implementation of FASB 123®, Share Based Payment. The additional personnel include three well experienced loan officers for our growing Silverado Bank offices in Roseville and the approved but unopened branch in Rancho Cordova, California, as well as professional qualified exchange intermediaries in the “1031” companies acquired. 2) a $473 thousand provision for loan losses for the first quarter of 2006 which represents an increase of $259 thousand or 121% as compared to $214 thousand for the same period of 2005. The allowance for loan and lease losses was 1.14% at March 30, 2006 despite no past due loans, and as compared to 1.04% at March 30, 2005. The increase is due solely to solid, quality loan growth, and reflects no deterioration whatsoever in the quality of the Company’s loan portfolio, and 3) the legal and accounting expenses of approximately $50 thousand associated with the acquisition of “1031” companies. In addition, the Company is currently in process of converting these “1031” companies from the cash to accrual basis of accounting for income, yet has absorbed all internal “1031” company expenses to date, which approximate $140 thousand. Further, related deposit rates paid on the “1031” deposits were not adjusted until after acquisitions were completed, and should enhance the Company’s net interest margin in subsequent periods. A portion of the costs reported above are non-recurring in nature, and offsetting income will be recognized during subsequent periods as 1) new loan officers draw down on their extensive networks of previous clients, and loan growth continues to be evidenced, and 2) fee and interest income, as well as reduced interest expense is accrued for and recognized in the continuing operations of the subsidiary “1031” companies.

Total assets were $400.8 million at March 31, 2006, as compared to $384.4 million at December 31, 2005, and $256.1 million at March 30, 2005. This represents an increase of $16.4 million or about 4% over the year end, and $144.7 million, or approximately 57% over a year earlier. Since December 31, 2005, deposits have decreased about $21 million which was attributable to one specific account of approximately $25 million, which was noted in the end of year release, while since March 30, 2005 deposits have risen about $97 million, or 44%. During the same periods, gross loans have increased by approximately $28.6 million, or about 12% to $274 million from $245 million at year end, and $100 million since March 30, 2005 or about 58%. Total assets increased by approximately $16 million, or 4% since year end December 31, 2005 and $145 million or 56% since March 30, 2005.

Hal Giomi, Chief Executive Officer stated, “We continue to position ourselves for substantial growth in volume and earnings. We continue to build for the future, with additional loan officers and qualified exchange staff to take advantage of opportunities that are becoming available in our markets. We have solid loan growth of excellent quality, an extremely low rate of loan delinquencies, and no loan charge-offs to date; however, we continue to add to our loan loss reserve on a regular basis based on our knowledge of business cycle uncertainties. While the industry as a whole and our Company in particular struggles with a low net interest margin, our asset distribution mix is the best we have ever had and our liability costs, which are still higher than we prefer, will be reduced as we absorb the additional “1031” deposit base made available to us through the acquisitions completed during late March. We believe there are opportunities to continue to expand our franchise, and that our franchise is in a position to take advantage of further opportunities as they present themselves.

ACTIVITIES

During late March, the Company completed the acquisition of Big Sky Property Exchange of Bozeman, Montana, and Granite Exchange of Roseville, California. The Bank opened its fifth branch office in Sparks, Nevada, and received FDIC approval to open a sixth branch in Rancho Cordova, California under the Silverado Bank brand.

The Company started receiving the exercised warrants issued to shareholders in March 2004 will are exercisable during the period between March 22 and May 22, 2006. Shareholders are required to forward the warrant certificates and sufficient funds to the offices of the Company in order to exercise such warrants during this period.

FINANCIAL PERFORMANCE
Quarterly Analysis
On a quarterly basis, the unaudited consolidated earnings for the three months ended March 30, 2006 were $71,000 as compared to the unaudited earnings for the quarter ended March 30, 2005 of $177,000. In the first quarter of 2006, net interest income before the provision for loan losses was $3.1 million, which represents an approximate 45% increase from the $2.2 million reported for the same period in 2005. This demonstrates the continued expansion of the loan portfolio in the year over year period. The ratio of average gross loans to average total assets for the quarters ended March 30, 2006 and 2005 was 68.2%, and 65.4%, respectively.

Non-interest income for the quarter ended March 30, 2006 was $221,000, as compared to $146,000 for the same period in 2005. At March 30, 2006, first quarter non-interest expense was about $2.8 million, as compared to $1.9 million for the same period in 2005. At March 31, 2006 the Bank operated five branches, with 62 FTE while on the same date in 2005, the Bank had four branches with 58 FTE. In addition, Big Sky Property Exchange and Granite Exchange operate two office locations with eight FTE.

The provision for probable loan losses was $473,000 for the three months ended March 31, 2006 and $214,000 for the same period in 2005, while the provision for undisbursed loan commitments was $11,000 in the first quarter of 2006, and $57,000 for the first quarter of 2005.

Basic earnings per share for the quarter ended March 31, 2006 were $0.02, as compared to $0.06 for the same period of the prior year. Quarterly return on average equity was .25% and return on average assets was 0.02% for 2006, as compared to 0.65% and 0.07% for the first quarter of 2005.

CREDIT QUALITY
At March 30, 2006 the Bank had no past due loans, and one on March 30, 2005. Further, there were no non-performing assets for the periods being reported or compared. In addition, about 7% of the Bank’s loan portfolio is government guaranteed, which has a very low likelihood of loss.

EARNINGS GUIDANCE
Jack Buchold, Chief Financial Officer stated, “We expect to book solid deposit and loan growth during 2006, and increase core earnings by $1 million, when 2006 is compared to 2005.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $30 million and operates five branches; two in Reno, one in Incline Village, one in Sparks, and one in Roseville, California, which is separately branded as Silverado Bank. An FDIC approved branch office in the vicinity of Rancho Cordova, California is scheduled to open during the third quarter of 2006. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The Company also operates two subsidiary qualified exchange intermediary companies, Big Sky Property Exchange, of Bozeman, Montana, and Granite Exchange, of Roseville, California. These companies were acquired during March, 2006 and perform tax- deferred property exchanges under Internal Revenue Code Section 1031.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada	Phone: 775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated Financial
Data
	Quarter Ended	Quarter Ended March	Year Ended
	March 31, 2006	31, 2005	December 31, 2005
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$6,185	$3,366	$17,166
Interest expense	3,067	1,216	7,344
Net interest income	3,118	2,150	9,822
Provision for loan losses	473	214	1,069
Non — interest income	221	146	772
Non — interest expenses	2,751	1,905	8,823
Provision for income taxes (1)	44	—	(710)

Net income	$71	$177	$1,412

Period End Data
Assets	400,949	256,115	384,632
Loans, gross	273,735	173,590	245,185
Securities	91,369	65,404	83,821
Deposits	317,203	220,001	338,198
Other borrowed funds	50,681	8,000	15,464
Shareholders’ equity	29,226	27,342	28,499
Non-performing assets (3)	—	—	—
Average Balance Sheet
Assets	378,187	252,283	293,580
Loans, gross	258,086	165,040	201,267
Deposits	318,914	207,301	245,322
Shareholders’ equity	28,819	15,009	28,061
Asset Quality
Non-performing assets (3)	—	—	—
Allowance for loan losses	3,128	1,800	2,655
Net charge-offs	—	—	—
Non-performing assets to total assets	—	—	—
Allowance for loan losses to loans	1.14%	1.04%	1.08%
Net Charge-offs to average loans	—	—	—
Per Common Share
Basic income per share	0.02	0.06	0.47
Diluted income per share	0.02	0.05	0.43
Book value per share	9.28	9.20	9.19
Period end common shares outstanding	3,133,551	2,972,330	3,124,266
Weighted average shares outstanding -basic	3,124,925	2,972,330	2,974,104
Weighted average shares outstanding -diluted	3,371,454	2,972,330	3,279,863
Financial Ratios
Return on average assets	0.02%	0.07%	0.48%
Return on average equity	0.25%	0.65%	5.03%
Net interest margin (2)	3.48%	3.61%	3.49%
Tier 1 leverage capital ratio	8.05%	9.93%	10.06%

(1) The Company removed the valuation allowance against the deferred tax asset, and the Company incurred California franchise taxes on its Roseville operation.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned. For all periods presented, there are none.